June 28, 2004

American Stock Exchange
Securities Commission or Similar Regulatory Authority
 in Each of the Provinces of Canada

Reference: Final Short Form Prospectus of Provident Energy Trust (the "Trust") dated June 28, 2004 (the "Prospectus")

Dear Sirs/Mesdames:

We refer to the Prospectus of the Trust dated June 28, 2004 relating to the issuance of 12,100,000 trust units and 50,000 8.0% convertible unsecured subordinated debentures by the Trust.

The Prospectus contains reference to the McDaniel & Associates Consultants Ltd. report dated April 2, 2004 effective December 31, 2003 (the "Report"), incorporated into the Prospectus by reference from the Renewal Annual Information Form dated April 23, 2004, and to our having evaluated the Trust's oil and gas interests.

We hereby consent to the use of our name, reference to, summaries of and excerpts from the said Report in the Prospectus and in the documents incorporated by reference therein.

We certify that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in it that is derived from our Report or that is within our knowledge as a result of our providing the Report.

Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.

"signed by P. A. Welch"

P. A. Welch, P. Eng.
Executive Vice President

Calgary, Alberta
Dated: June 28, 2004

Suite 2200, Bow Valley Square 3, 255-5th Avenue S.W., Calgary, Alberta T2P 3G6
Tel: (403) 262-5506 Fax: (403) 233-2744 Email: mcdaniel@mcdan.com Website: www.mcdan.com